Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 13, 2025

Ventas, Inc.

300 North LaSalle Street, Suite 1600

Chicago, Illinois 60654

Ladies and Gentlemen:

This firm has acted as special tax counsel to Ventas, Inc., a Delaware corporation (the "Company"), and Ventas Realty, Limited Partnership, a Delaware limited partnership (the “Partnership”), in connection with its registration statement on Form S-3, filed with the Securities and Exchange Commission relating to the issuance of up to 3,377,314 shares of common stock of the Company, par value $0.25 per share, in exchange for Class A Partnership Units (the “Class A Units”) of NHP/PMB L.P. (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”).

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (including proposed and temporary Treasury Regulations), and interpretations of, and continued deference to, the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the United States Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable) or by any other agency or member of the executive branch of the U.S. government (collectively, the “Government”), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the Government, or of a contrary position taken by the Government in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the Government, and is not a guarantee that the Government will not assert a contrary position with respect to such issue or that a court will not sustain such a position.

In rendering these opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, (1) the Registration Statement; (2) the discussions under the captions "Certain U.S. Federal Income Tax Considerations" in the Registration Statement (the "Tax Disclosure"); and (3) certain organizational documents of the Company and its subsidiaries (those documents referred to in clauses (1) through (3), the "Reviewed Documents").

June 13, 2025	Page 2

The opinions set forth in this letter are premised on, among other things, the written representations of the Company contained in a letter to us (including all exhibits and attachments thereto), dated as of the date hereof (the "Representation Letter"). Although we have discussed the Representation Letter and the Reviewed Documents with executives and employees of the Company, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Representation Letter. We consequently have relied upon the Representation Letter and Reviewed Documents and, with your consent, we have assumed the following:

1.	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct, and complete in all material respects as of the date hereof, without such qualification, (C) any representation or statement in the Reviewed Documents and the Representation Letter as to the Company’s intent is assumed to be carried out in accordance with such intent, (D) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms (and has not been supplemented or amended in writing or otherwise), and, (E) each of the obligations of the parties to the Reviewed Documents, and their subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms (and no covenants or conditions described therein and affecting this opinion letter have been or will be waived or modified);

2.	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

4.	that from and after the date of this letter, the Company will comply with its representation contained in the Representation Letter that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable real estate investment trust (“REIT”) qualification requirements by the Company to the full extent the remedies under such provisions are available (the “Savings Provisions”).

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Reviewed Documents and the Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion below, we are of the opinion that:

(1)	the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ended December 31, 2017, through and including the taxable year ended December 31, 2024, and the Company's current organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its current and future taxable years; and

June 13, 2025	Page 3

(2)	the portions of the discussion in the Tax Disclosure that describe applicable provisions of U.S. federal income tax law are correct in all material respects as of the date hereof.

We acknowledge in delivering our opinions above that qualification as a REIT for any taxable year of the Company specified in paragraph (1) above, requires the Company to have qualified as a REIT for the four taxable years preceding such taxable year, even if a tax deficiency could no longer be assessed for any of those four taxable years. Qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate Savings Provisions. Our opinions do not foreclose the possibility that the Company may have to utilize one or more of the Savings Provisions in order to maintain its REIT qualification, which could require the Company to pay an excise or penalty tax (which could be significant in amount). We have not undertaken to review the Company’s compliance with the REIT requirements on a continuing basis and we cannot give any assurance that the Company’s income, assets, distributions, and diversity of share ownership will satisfy the requirements for qualification and taxation as a REIT for any given taxable year.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. This opinion letter may not be relied on, reproduced, or filed for any other purpose without the prior written consent of this firm. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the headings “Certain U.S. Federal Income Tax Considerations” and “Validity of the Offered Securities” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP